Exhibit 99(iii)


          AMERICAN STANDARD ELECTS JARED L. COHON TO BOARD OF DIRECTORS

     PISCATAWAY, NJ. - October 7, 1999- Mr. Emmanuel A. Kampouris, Chairman and Chief Executive Officer of American Standard Companies Inc., (NYSE:ASD), today announced that Jared L. Cohon, President of Carnegie Mellon University in Pittsburgh, has been elected to the Company's Board of Directors.

     Mr. Cohon, 52, earned a bachelor of science degree in civil engineering from the University of Pennsylvania in 1969 and MS and PhD degrees in civil engineering from the Massachusetts Institute of Technology in 1972 and 1973.

     Mr. Cohon began his academic and administrative career at The Johns Hopkins University in 1973, advancing to Assistant Dean of Engineering in 1981 and Associate Dean in 1983. He served as Vice Provost for Research from 1986 to 1992. In 1992, he was named Dean and Professor of Environmental Systems Analysis in the School of Forestry and Environmental Studies at Yale University. He was named President of Carnegie Mellon University in 1997 and also was named Professor of Civil and Environmental Engineering and Professor of Engineering and Public Policy there.

     During 1977 and 1978, Cohon also served as Legislative Assistant for Energy and Environment on the staff of U.S. Senator Moynihan of New York. President Clinton named him Chairman of the Nuclear Waste Technical Review Board in 1997.

     His many memberships include the Council on Competitiveness, the American Society of Civil Engineers, the American Water Resources Association, and the Institute for Operations Research and Management Sciences. He is also a director of Mellon Bank Corporation.

     American Standard is a $6.7 billion global, diversified manufacturer of air conditioning, plumbing, automotive products and medical diagnostics systems. The company operates 116 manufacturing facilities in 33 countries and employs approximately 57,000 people worldwide.